Exhibit 99.1

Media contact:

Andrew Wynne

206-233-2070

andy.wynne@tullys.com

TULLY’S COFFEE RELEASES SECOND QUARTER

2009 FINANCIAL RESULTS

POSITIVE EBITDA & DOMESTIC GROWTH

TO 158 TULLY’S RETAIL LOCATIONS HIGHLIGHTS QUARTER

Seattle, Wash. – November 12, 2008 – Tully’s Coffee Corporation (“Tully’s”) today announced its revenues and operating results for the second quarter of its 2009 fiscal year, which ended September 28, 2008 (Second quarter 2009).

Tully’s earnings, before interest, taxes, depreciation and amortization, were positive $236,000 for the Second quarter 2009, an improvement of $2,238,000 compared to the same period last year.

“We are delighted with the earnings milestone reached during the quarter,” said Carl Pennington, President of Tully’s. “Our focus on improving operations and guest experience is starting to pay off, especially in difficult economic times. We believe our retail and international business units, which we will continue to operate subsequent to the closing of our recently announced Green Mountain Coffee Roaster’s asset sale, will offer great opportunity to enhance shareholder value over the long term.”

During Second quarter 2009, Tully's opened ten new retail outlets. As of September 28, 2008, there were 158 U.S. Tully’s stores (83 company-operated and 75 franchised) as compared to 142 U.S. stores a year earlier. Retail sales decreased 7.1% compared to the same period last year, primarily due to the sale (and subsequent franchising) of five company owned stores in Southern California in August 2008. Comparable store sales (stores opened at least 13 months) have experienced a decrease of 2.7% during the twenty-six week period ended September 28, 2008.

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Additional information about Tully’s Second quarter 2009 results is contained in its Quarterly Report on Form 10-Q that was filed with the U.S. Securities and Exchange Commission today.

About Tully’s Coffee Corporation

Tully’s Coffee Corporation is a fully handcrafted coffee roaster and a leading specialty coffee retailer and wholesaler. Through company-operated and franchised specialty retail stores in Washington, Oregon, California, Idaho, Arizona, Montana, Colorado, Wyoming, and Utah and its global alliance partner in Japan, Tully’s premium coffees are available at more than 400 branded retail locations. Tully’s wholesale division also distributes handcrafted coffees and related products via office coffee services, food service distributors, and thousands of leading supermarkets in the United States. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S. in Seattle, Wash. For more information: (800) 96-Tully or www.tullys.com.

Statements made in this release concerning the Company's or management's intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company's control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company's current expectations is contained in Tully’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2008 and its Annual Report on Form 10-K for the fiscal year ended March 30, 2008.

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Page 2 of 3 — Tully’s Coffee Releases Second Quarter Fiscal 2009 Financial Results

Tully’s Coffee Corporation

Supplemental Information

Earnings before interest, income taxes, depreciation and amortization ("EBITDA") is a financial measure we use to evaluate our operating performance, excluding the effects of financing costs, income taxes, and non-cash depreciation and amortization. We use EBITDA to assess the performance of our operating divisions and report this information to our board of directors. We believe this managerial information is important supplemental information to investors. Regulation G under the Securities Act, as well as Regulation S-K and other provisions of the Exchange Act of 1934, define and prescribe the conditions for use of certain non-GAAP financial information, such as EBITDA.

Although EBITDA and certain other non-GAAP financial information may be used by management teams, securities analysts and others in their evaluation of companies, these measures have limitations as analytical tools. Some of the limitations of these measures are:

•	They do not reflect certain cash expenditures or our future requirements for capital expenditures or contractual commitments;

•	They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements;

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure; and

•	Expenses that are unusual in nature may still occur from time to time.

For information about our financial results as reported in accordance with generally accepted accounting principles, please see our Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q. For more detail on each item we exclude in calculating EBITDA, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations, Non-GAAP Financial Measures" included in our Quarterly Report on Form 10-Q.

The following table sets forth, for the periods indicated, the computation of EBITDA and Adjusted EBITDA and reconciliation to the reported amounts for net loss:

	Thirteen-Week Periods Ended		Twenty-Six Week Periods Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Net loss	$(801)	$(3,282)	$(2,369)	$(5,476)
Add back amounts for computation of EBITDA:
Interest income, interest expense and loan guarantee fees	732	595	1,529	911
Income taxes	—	—	2	—
Depreciation and amortization	305	685	917	1,490

EBITDA (loss)	236	(2,002)	79	(3,075)
Add back amounts for computation of Adjusted EBITDA:
UCC litigation costs	—	865	—	865

Adjusted EBITDA (loss)	236	(1,137)	79	(2,210)

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